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                                                                    EXHIBIT 99.2

WEDNESDAY AUGUST 4, 2:38 PM EASTERN TIME

COMPANY PRESS RELEASE

LAHAINA CONVERTS $1.9 MILLION PREFERRED,
ELIMINATES $600,000 DEBT

ACCENT MORTGAGE REPORTS 97TH "NET BRANCH"

COMPLETION OF MERGER NEARS

AMELIA ISLAND, Fla--(BUSINESS WIRE)--Aug. 4, 1999--Lahaina Acquisitions, Inc. (Nasdaq OTC:LAHA - news) today announced a number of transactions aimed at improving its balance sheet and positioning it for growth as it nears completion of its pending merger with The Accent Group, Inc. (TAGI), a large Atlanta, Georgia based real estate and mortgage provider. The actions include the reduction of over $600,000 of debt related to operations, and an agreement for the conversion of $1.9 million of the Company's Preferred "A" stock into common stock of the Company at $5.00 per share.

Separately, Accent Mortgage,the mortgage-financing subsidiary of TAGI, also reports that it has signed its 97th "Net-Branch" to its expanded mortgage processing operation. This operation, using the Internet as a technology backbone, allows for the opening of geographical branches without the investment and overhead of traditional "brick and mortar" sites. "We are quite pleased with the progress of our new, Net-Branch organization and believe that they will contribute sizably to the financial future of the Company," said L. Scott Demerau, Chairman and CEO of TAGI. Mr. Demerau will be the new Chairman and CEO of the combined operations of Lahaina and TAGI upon completion of the pending merger.

"All of these moves further strengthen the financial position of the Company and provide an endorsement of the potential benefits of the pending merger with The Accent Group," stated Richard P. Smyth, who has been the Chairman and CEO of Lahaina. Mr. Smyth indirectly controls approximately 2 million shares of the Company's common stock through his involvement in Mongoose Investments, LLC, an investment group based in Amelia Island, Florida.

In the larger of the transactions, Mongoose Investments, LLC, has agreed to convert all of its $1.9 million in preferred stock, whose original terms include the right to convert into shares of the Company's common stock at $1.00 per share, into common shares at $5.00 per share. Approximately 415,000 shares will be issued, including accrued interest, in this transaction. No registration rights are provided for in this transaction, though the conversion is contingent on completion of the pending merger. Further, it has agreed to waive obligations to it from the Company for its line of credit, which has an outstanding balance of over $160,000, and accept assignment of other debts, which total over $170,000.
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Additionally, in June, the Company reached agreement with another of its lenders for the conversion of over $300,000 of debt related to its line of credit into shares of the Company's common stock eliminating that obligation entirely.
"These actions all provide an enhanced balance sheet, but more importantly speak to the potential of the Company going forward," explained Mr. Smyth.

Lahaina Acquisitions, Inc. is a public holding company who, upon completion of its merger with The Accent Group, Inc., will operate real estate development and financial services groups, including a nationwide, "net-branch" mortgage organization. For more information, contact Richard P. Smyth, Chairman, at
(904) 277-4438, or look on the Internet at www.lahainausa.com. Information on The Accent Group, Inc. may be obtained by calling L. Scott Demerau, Chairman, at (770) 754-6140, or on the Internet at www.accentmortgage.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of Lahaina, its affiliates or subsidiaries, and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those suggested or described in the forward-looking statements contained in this press release. Important factors that could cause actual results to differ include, among others, risks associated with announced or future acquisitions (such as the uncertainties of successful conclusion of ongoing discussions, the quality of projects acquired, financing costs and profitability of operations), fluctuations in operating results, variations in stock prices, change in public interest in resorts, political and economic climate, competition, weather conditions, risks of operations, regulatory agencies, policies, financing difficulties and difficulties in integrating newly acquired businesses. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

Contact:

Lahaina Acquisitions Inc., Fernandina Beach, Fla.
Richard P. Smyth, Chairman 904/277-4438
www.lahainausa.com
or
The Accent Group, Inc., Atlanta
Scott Demerau, Chairman, 770/754-6140
www.accentmortgage.com